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                                                                     Exhibit 8.1

                                  May 6, 1999

CMAC Investment Corporation
1601 Market Street
Philadelphia, Pennsylvania  19103

Ladies and Gentlemen:

Pursuant to an Agreement and Plan of Merger dated as of November 22, 1998 (the "Merger Agreement") among Amerin Corporation, a Delaware corporation ("Amerin") and CMAC Investment Corporation, a Delaware corporation ("CMAC"), Amerin will merge with and into CMAC (the "Merger") and CMAC will change its name to Radian

We have acted as counsel to CMAC in connection with the Merger and in that connection, you have requested our opinion as to the material federal income tax consequences of the Merger to CMAC and certain holders of CMAC common stock. In rendering our opinion, we have examined the Merger Agreement, the registration statement of CMAC dated May 6, 1999 (the "Registration Statement"), the joint proxy statement of Amerin and CMAC dated May 6, 1999 (the "Proxy Statement") and such other documents and corporate records as we have deemed necessary or appropriate. In addition, we have assumed (i) the Merger will be consummated in the manner contemplated in the Proxy Statement and in accordance with the provisions of the Merger Agreement, (ii) the statements concerning the Merger set forth in the Proxy Statement are accurate and complete, and (iii) representations made to us by Amerin and CMAC in their respective letters to us dated today and provided to us for the purpose of issuing this opinion are accurate and complete and will be accurate and complete as of the date the Merger is effected.

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CMAC, Inc.
May 6, 1999
Page 2

Under current law and on the basis and subject to (i) the accuracy of the statements and representations contained in the materials referred to above and the above assumptions and (ii) our considerations of such other matters as we have deemed necessary, in our opinion:

         (A) the merger of Amerin into CMAC will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, (the "Code"), and Amerin and CMAC will each be a party to the reorganization within the meaning of Section 368(b) of the Code, and

         (B) holders of CMAC common stock will not recognize gain or loss for United States federal income tax purposes as a result of the Merger; and

You have not requested, and we do not express, an opinion concerning any other tax consequences of the Merger.

This opinion expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely are subject to change either prospectively or retroactively, and any change in such authorities or variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusions stated herein.

This opinion is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the section captioned "The Merger -- Material Federal Income Tax Consequences" in the Proxy Statement constituting a part of the Registration Statement. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                 Very truly yours,

                                                 /s/ Morgan, Lewis & Bockius LLP